Exhibit 99.1

Alector Reports First Quarter 2024 Financial Results

and Provides Business Update

Data from INVOKE-2, evaluating the most advanced TREM2 candidate in clinical development for early Alzheimer’s disease, on track for Q4 2024

Strengthened leadership team with key appointments: Neil Berkley, M.S., M.B.A., named Chief Business Officer; Errol De Souza, Ph.D., and Mark Altmeyer, M.B.A., join Board of Directors

$562.1 million in cash, cash equivalents and investments provide runway through 2026

South San Francisco, Calif., May 8, 2024 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today reported first quarter 2024 financial results and recent portfolio and business updates. As of March 31, 2024, Alector’s cash, cash equivalents and investments totaled $562.1 million.

“Continuing the momentum built through the first quarter, Alector is well positioned to have an impactful year, supported by an extended cash runway that carries the company through 2026,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “We are advancing our maturing pipeline, including our pivotal Phase 3 trial of latozinemab in FTD-GRN. In early Alzheimer’s disease, we are now investigating two clinical candidates. The data readout from the INVOKE-2 Phase 2 clinical trial of AL002 is expected in the fourth quarter, while enrollment continues in the PROGRESS-AD Phase 2 trial of AL101/GSK4527226. Additionally, the potential of our versatile blood-brain barrier technology, Alector Brain Carrier, to enhance brain penetrance of selected product candidates is exciting and provides opportunities to further expand our clinical pipeline for the long term. With the most advanced TREM2-activating and PGRN-modulating product candidates in clinical trials and a robust early-stage pipeline, we remain dedicated to developing medicines for individuals suffering from brain disorders.”

Sara Kenkare-Mitra, Ph.D., President and Head of Research and Development at Alector, added, “In addition to these encouraging research and development updates, Alector continues to strengthen its leadership team with executive and Board appointments. We are excited to recognize the addition of Neil Berkley to our executive team as our Chief Business Officer. Neil has over 20 years of corporate development, business development and strategic planning experience, spanning large pharma to small biotechs. Additionally, we are pleased to welcome Dr. Errol De Souza and Mark Altmeyer to our Board of Directors. As our late-stage clinical

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assets progress closer toward potential FDA approval and commercialization, we look forward to leveraging their collective experience.”

Recent Clinical Updates

Immuno-Neurology Portfolio

Progranulin Programs (latozinemab (AL001) and AL101/GSK4527226) Being Developed in Collaboration with GSK

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The pivotal, randomized, double-blind, placebo-controlled INFRONT-3 Phase 3 clinical trial of latozinemab in frontotemporal dementia with a progranulin gene mutation (FTD-GRN) is ongoing after reaching full enrollment in October 2023. The trial has a treatment duration of 96 weeks.

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Enrollment is ongoing in the PROGRESS-AD global Phase 2 clinical trial of AL101/GSK4527226 in early Alzheimer’s disease (AD), with dosing initiated in February 2024. AL101 is an investigational human monoclonal antibody (mAb) designed to block and downregulate the sortilin receptor to elevate the level of progranulin (PGRN) in the brain in a manner that is similar to latozinemab but with different pharmacokinetic (PK) and pharmacodynamic (PD) properties. Alector and GSK are co-developing AL101 for the potential treatment of more prevalent neurodegenerative diseases, including AD and Parkinson’s disease.

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Alector and GSK plan to present a poster on the design of the AL101 Phase 2 trial at the Alzheimer's Association International Conference® 2024 (AAIC®) in Philadelphia from July 28 to August 1, 2024. The poster is entitled, “PROGRESS-AD: a Phase 2 study to evaluate efficacy and safety of GSK4527226 (AL101), an anti-sortilin monoclonal antibody, in patients with early Alzheimer's disease.”

TREM2 Program (AL002) Being Developed in Collaboration with AbbVie

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The INVOKE-2 Phase 2 clinical trial of AL002 is fully enrolled, and data from the trial are anticipated in the fourth quarter of 2024. INVOKE-2, a randomized, double-blind, placebo-controlled, dose-ranging study, is designed to evaluate the efficacy and safety of AL002 in slowing disease progression in individuals with early AD. AL002 is a novel investigational humanized mAb that binds to TREM2 to increase TREM2 signaling and, thereby, is hypothesized to improve the functionality of microglia. It is the most advanced TREM2-activating product candidate in clinical development worldwide.

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The company expects to report baseline characteristics data from the Phase 2 trial of AL002 at a medical conference later this year, providing insights into the early AD patient population enrolled, including key baseline health metrics and disease characteristics.

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AbbVie has an exclusive option to globally develop and commercialize AL002. AbbVie’s exercise of that option would prompt a $250 million payment to Alector.

Early Research Pipeline

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Alector continues to advance Alector Brain Carrier (ABC), a proprietary, versatile blood-brain barrier (BBB) technology platform, which is being applied selectively to the company’s next-generation product candidates and research pipeline.

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Alector will host a virtual research and development event on June 18, 2024, to discuss the company’s ABC technology platform. The event will include a presentation from a leading scientific expert, offering insights into emerging technologies for BBB modulation and discussing future directions and opportunities in the field. The event will be webcast live on the Investor section of the company’s website at https://investors.alector.com.

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Details of the event are as follows:

Crossing the Blood-Brain Barrier: Advancing the Next Generation of Alector Neurodegenerative Therapies

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June 18, 2024, at 12 pm Pacific Daylight Time / 3 pm Eastern Daylight Time

Corporate

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In March 2024, Alector expanded its executive leadership team with the appointment of Neil Berkley, M.S., M.B.A., as Chief Business Officer. Mr. Berkley is responsible for driving strategic growth and maximizing partnership opportunities at the company. He brings over 20 years of extensive experience in corporate development, business development and strategic planning across a spectrum of biopharmaceutical companies.

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In March 2024, Alector strengthened its Board of Directors with the appointments of Errol De Souza, Ph.D., and Mark Altmeyer, M.B.A.
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Dr. De Souza is an esteemed leader in research and development, as well as a seasoned business executive, whose expertise is focused on the discovery and development of therapeutics targeting central nervous system (CNS) disorders.

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Mr. Altmeyer has more than 35 years of experience leading successful drug development and commercialization efforts as a biopharmaceutical executive, with a focus on CNS disorders and oncology.

First Quarter 2024 Financial Results

Revenue. Collaboration revenue for the quarter ended March 31, 2024, was $15.9 million, compared to $16.5 million for the same period in 2023. The decrease was primarily due to a decrease in collaboration revenue recognized for the AL001 program.

R&D Expenses. Total research and development expenses for the quarter ended March 31, 2024, were $45.2 million, compared to $51.9 million for the quarter ended March 31, 2023. The decrease was mainly driven by the Company’s prioritization on selected late-stage programs and a decrease in personnel related costs.

G&A Expenses. Total general and administrative expenses for the quarter ended March 31, 2024, were $14.4 million, compared to $14.8 million for the quarter ended March 31, 2023.

Net Loss. For the quarter ended March 31, 2024, Alector reported a net loss of $36.1 million, or $0.38 per share, compared to a net loss of $45.9 million, or $0.55 net loss per share, for the same period in 2023.

Cash Position. Cash, cash equivalents, and investments were $562.1 million as of March 31, 2024. In January 2024, Alector further strengthened its balance sheet with the completion of a follow-on financing issuing 10,869,566 shares of its common stock for total gross proceeds of $75 million before deducting underwriting discounts and commissions and estimated offering expenses. Management expects that this will be sufficient to fund current operations through 2026.

2024 Guidance. Management is reiterating its guidance for the year ending 2024. The company continues to anticipate collaboration revenue to be between $60 million and $70 million, total research and development expenses to be between $210 million and $230 million, and total general and administrative expenses to be between $60 million and $70 million.

About Alector

Alector is a clinical-stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector has discovered and is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable rejuvenated immune cells to counteract emerging brain pathologies.

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Alector’s immuno-neurology product candidates are supported by biomarkers and seek to treat indications, including Alzheimer’s disease and genetically defined frontotemporal dementia patient populations. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, planned and ongoing preclinical studies and clinical trials, expected milestones, expectations of our collaborations, expected benefits of Dr. De Souza’s and Mr. Altmeyer’s appointment to our Board of Directors and Mr. Berkley’s appointment as our Chief Business Officer, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Quarterly Report on Form 10-Q filed on May 8, 2024, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

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Selected Consolidated Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2024	2023
Cash, cash equivalents, and marketable securities	$562,083	$548,861
Total assets	635,494	621,827
Total current liabilities (excluding deferred revenue)	91,565	94,973
Deferred revenue (including current portion)	277,927	293,820
Total liabilities	456,587	487,669
Total stockholders’ equity	178,907	134,158

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Collaboration revenue	$15,893	$16,549
Operating expenses:
Research and development	45,167	51,887
General and administrative	14,434	14,777
Total operating expenses	59,601	66,664
Loss from operations	(43,708)	(50,115)
Other income, net	7,636	5,159
Loss before income taxes	(36,072)	(44,956)
Income tax expense	7	901
Net loss	$(36,079)	$(45,857)
Net loss per share, basic and diluted	$(0.38)	$(0.55)
Shares used in computing net loss per share basic and diluted	93,810,177	83,102,296

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Alector Contacts:

Alector

Katie Hogan

202-549-0557

katie.hogan@alector.com

1AB (media)
Dan Budwick
973-271-6085
dan@1abmedia.com

Argot Partners (investors)
Laura Perry
212.600.1902
alector@argotpartners.com